EXHIBIT 4.4

AMENDMENT NO. 2 AND WAIVER
TO CREDIT AGREEMENT

This Amendment No. 2 and Waiver to Credit Agreement (this “Agreement”) dated as of June 14, 2013 (the “Effective Date”), but deemed effective as of May 14, 2013, is among Aly Energy Operations, Inc. (f/k/a Aly Energy Services Inc.), a Delaware corporation (the “Borrower”), Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), issuing lender (in such capacity, the “Issuing Lender”) and swing line lender (in such capacity, the “Swing Line Lender”), and each other party hereto that is a Lender under the Credit Agreement referred to below (each, a “Lender”).

INTRODUCTION

A.           The Borrower, the Administrative Agent, the Issuing Lender, the Swing Line Lender and the Lenders are parties to that certain Credit Agreement (as amended by that certain Amendment No. 1 dated April 19, 2013 and as may be further amended, restated, supplemented or modified from time to time, the “Credit Agreement”) dated as of October 26, 2012.

B.           Pursuant to that certain Share Exchange Agreement dated as of May 14, 2013 (the “Exchange Agreement”) by and among the Borrower, the holders of stock in the Borrower (the “Shareholders”) and Aly Energy Services, Inc. (f/k/a Preferred Voice, Inc.), a Delaware corporation (the “Parent”), the Shareholders will exchange 100% of the Equity Interest in the Borrower for 92% of the Equity Interest in the Parent, and after giving effect to such exchange, the Parent will own 100% of the Borrower (such transactions, the “Share Exchange”).

C.           Prior to the consummation of the Share Exchange, the Borrower changed its name from Aly Energy Services Inc. to Aly Operating, Inc. and the Parent changed its name from Preferred Voice, Inc. to Aly Energy Services, Inc.

D.           To provide for the Share Exchange, the Borrower has requested that the Lenders agree to amend certain provisions of the Credit Agreement as set forth below.

THEREFORE, the Borrower, the Administrative Agent, the Issuing Lender, the Swing Line Lender and the other parties hereto hereby agree (1) that all amendments in Sections 2 and 3 below shall be deemed effective as of May 14, 2013 and (2) further agree as follows:

Section 1. Defined Terms; Other Definitional Provisions.  As used in this Agreement, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein.  Each term defined in the Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.  The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “including” means “including, without limitation,”.  Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

Section 2. Amendments to Credit Agreement.

(a) The introductory paragraph of the Credit Agreement is hereby amended by replacing the reference to “Aly Energy Services Inc.” with a reference to “Aly Operating, Inc. (f/k/a Aly Energy Services Inc.)”.

(b) Section 1.1 of the Credit Agreement is hereby amended by adding the following new definitions:

“Parent” means Aly Energy Services, Inc., a Delaware corporation (f/k/a Preferred Voice, Inc.).

“Parent Guaranty” means that certain Guaranty Agreement executed by the Parent.

(c) Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Borrower” in its entirety and replacing it with the following new definition:

“Borrower” means Aly Operating, Inc., a Delaware corporation (f/k/a Aly Energy Services Inc.).

(d) Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Change in Control” in its entirety and replacing it with the following new definition:

“Change in Control” means the occurrence of any of the following events:

(a) the Borrower ceases to directly or indirectly own 100% of the Voting Securities of Austin Chalk Corp.

(b) the Parent ceases to directly or indirectly own 100% of the Voting Securities of the Borrower;

(c) during any period of two consecutive calendar quarters, individuals who at the beginning of such period were members of the Parent’s board of directors cease for any reason to constitute a majority of the directors of the Parent then in office unless (i) such new directors were elected by a majority of the directors of the Parent who constituted the board of directors of the Parent at the beginning of such period (or by directors so elected) or by the stockholders pursuant to the nomination of the existing directors, or (ii) the reason for such directors failing to constitute a majority is a result of retirement by directors due to age, death or disability;

(d) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 35% of the Equity Interests in the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent, determined on a fully-diluted basis (and taking into account all such Equity Interests that a person or group has the right to acquire pursuant to any option right).; or

(e)  two or more of the Key Individuals shall cease to be actively engaged in the executive management of the Borrower and each such Key Individual is not replaced with an individual reasonably acceptable to the Administrate Agent who has comparable qualifications within one hundred twenty (120) days after such Person ceases to be so actively engaged.

(e) Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Guarantors” in its entirety and replacing it with the following new definition:

“Guarantors” means any Person that now or hereafter executes a Guaranty, including (a) the Subsidiaries of the Borrower listed on Schedule 4.11, (b) Austin Chalk Corp., (c) the Parent, and (d) each Subsidiary that becomes a guarantor of all or a portion of the Obligations and which has entered into either a joinder agreement substantially in the form attached to the Guaranty or a new Guaranty, in each case, other than those released from their obligations under such Guaranties in accordance with the terms and provisions of the Credit Documents.

(f) Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Guaranty” and replacing it with the following new definition:

“Guaranty” means the Guaranty Agreement executed in substantially the same form as Exhibit D and the Parent Guaranty.

(g) Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Permitted Holders” and replacing it with the following new definition:

“Permitted Holders” means (1) the members of the board of directors of the Borrower and the Parent, (2) the officers of the Borrower and the Parent, and (3) all of the holders of Equity Interest in the Borrower prior to giving effect to that certain Share Exchange Agreement dated as of May 14, 2013.

(h) The Credit Agreement is hereby amended by replacing the reference to “the Borrower” in Section 1.1 in the definition of “Leverage Ratio” with a reference to “the Parent”.

(i) The Credit Agreement is hereby amended by replacing each reference to “the Borrower or any Subsidiary”, each reference to “the Borrower or any Subsidiary of the Borrower”, each reference to “the Borrower or its Subsidiaries”, each reference to “the Borrower or such Subsidiary”, each reference to “the Borrower or one of its Subsidiaries” and each reference to “the Borrower or any of its Subsidiaries”, as applicable, contained in Section 1.1 in the definition of “Banking Services Provider”, Section 1.1 in the definition of “Debt Incurrence”, Section 1.1 in the definition of “Debt Incurrence Proceeds”, Section 1.1 in the definition of “Equity Issuance”, Section 1.1 in the definition of “Equity Issuance Proceeds”, Section 2.4(c), Section 4.6, Section 4.7, Section 4.8, Section 4.16, Section 5.2(k), Section 5.2(s), Section 5.2(t), Section 5.5, Section 6.10, Section 6.15, Section 7.1(c), Section 7.1(f), Section 7.1(h), and Section 7.6 with a reference to “any Credit Party”.

(j) The Credit Agreement is hereby amended by replacing each reference to “the Borrower and its Subsidiaries”, each reference to “the Borrower and the Subsidiaries” and each reference to “the Borrower and each Subsidiary”, as applicable, contained in Section 1.1 in the definition of “EBITDA”, Section 1.1 in the definition of “Financial Statements”, in Section 1.1 in the definition of “Income Tax Expenses”, Section 1.1 in the definition of “Material Adverse Change”, Section 1.3, Section 4.5, Section 4.6, Section 4.13, Section 4.14, Section 4.16, Section 5.2(a), Section 5.2(b), Section 5.2(c), Section 5.2(s), Section 6.3(h), Section 6.8(e), Section 6.22, and Section 7.1(f) with a reference to “the Credit Parties”.

(k) The Credit Agreement is hereby amended by replacing each reference to “neither the Borrower nor any Subsidiary of the Borrower”, “neither the Borrower nor any Subsidiary” and “neither the Borrower nor any of its Subsidiaries”, as applicable, contained in Section 4.8, Section 4.12 and Section 4.19 with a reference to “no Credit Party”.

(l) Section 4.10(c) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(c) Certain Actions. Without limiting the foregoing, (i) all necessary material notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response or other restoration or remedial project undertaken by any Credit Party or any former Subsidiary of any Credit Party on any of their presently or formerly owned or operated Property and (ii) the present and, to the Credit Parties’ best knowledge, future liability, if any, of any Credit Party which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Change.

(m) Section 5.14 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Section 5.14 Further Assurances; Cure of Title Defects.  Each Credit Party shall, and shall cause each Subsidiary to, cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Credit Documents and this Agreement.  Each Credit Party hereby authorizes the Lenders or the Administrative Agent to file any financing statements without the signature of such Credit Party to the extent permitted by applicable Legal Requirement in order to perfect or maintain the perfection of any security interest granted under any of the Credit Documents.  Each Credit Party, at the Borrower’s expense, will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent upon reasonable request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of any Credit Party, as the case may be, in the Credit Documents and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Security Documents, or to state more fully the security obligations set out herein or in any of the Security Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Security Documents, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral.  Within 30 days (or such longer period as the Administrative Agent may determine in its sole discretion) after a request by the Administrative Agent to cure any title defects or exceptions which are not Permitted Liens raised by such information, the Borrower shall (i) cure such title defects or exceptions which are not Permitted Liens and (ii) deliver to the Administrative Agent satisfactory title evidence (including, to the extent requested, supplemental or new title opinions meeting the foregoing requirements) in form and substance acceptable to the Administrative Agent in its reasonable business judgment as to the Borrower’s and the Guarantors’ ownership of such Properties and the Administrative Agent’s Liens and security interests therein.

(n) Section 6.8(c) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(c) the Borrower and any Subsidiary of the Borrower may sell, convey, dispose or otherwise transfer any of its assets to the Borrower or any Subsidiary of the Borrower;

(o) Section 6.18 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Section 6.18 Capital Expenditures.  No Credit Party shall cause the aggregate Capital Expenditures (other than Debt Funded Capital Expenditures and Equity Funded Capital Expenditures) expended by the Credit Parties in each fiscal year to exceed the CapEx Basket Amount.

Section 3. Amendments to the Other Credit Documents.

(a) Each of the Credit Documents, including the Exhibits and Schedules thereto, are hereby amended by replacing each reference to “Aly Energy Services Inc.” with a reference to “Aly Operating, Inc. (f/k/a Aly Energy Services Inc.)”.

(b) The Pledge and Security Agreement is hereby amended by replacing each reference to “subsidiaries” in the introduction thereto and in clause (C) of Annex 1 attached thereto with a reference to “Affiliates”.  The Pledge and Security Agreement is hereby further amended by replacing the reference to “each subsidiary” in the introduction to the Annex 1 attached thereto with a  reference to “each Affiliate”.

Section 4. Waiver.   Section 6.7 of the Credit Agreement prohibits any Credit Party from changing its name without 30 days prior written notice to the Administrative Agent.  The Administrative Agent and the other Lenders hereby waive the 30-day notice requirement for the Borrower in connection with its name change to Aly Operating, Inc. and for the Parent in connection with its name change to Aly Energy Services, Inc..  The waiver by the Administrative Agent and the Lenders described in this Section 4  is contingent upon the satisfaction of the conditions precedent set forth in Section 6 below.  Such waiver shall not be construed to be a consent to or a permanent waiver of Section 6.7 of the Credit Agreement, or any other terms, provisions, covenants, warranties or agreements contained in the Credit Agreement or in any of the other Credit Documents.  The Lenders reserve the right to exercise any rights and remedies available to them in connection with any other present or future defaults with respect to the Credit Agreement or any other provision of any Credit Document.

Section 5. Borrower’s Representations and Warranties.  The Borrower represents and warrants that: (a) after giving effect to this Agreement, the representations and warranties contained in the Credit Agreement, as amended hereby, and the representations and warranties contained in the other Credit Documents, as amended hereby, are true and correct in all material respects on and as of the Effective Date as if made on as and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case such representation or warranty is true and correct in all material respects as of such earlier date (except that such materiality qualifiers shall not be applicable to the extent any representations and warranties are already qualified or modified by materiality in the text thereof); (b) after giving effect to this Agreement, no Default has occurred and is continuing; (c) the execution, delivery and performance of this Agreement are within the corporate power and authority of the Borrower and have been duly authorized by appropriate corporate action and proceedings; (d) this Agreement constitutes the legal, valid, and binding obligation of the Borrower enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity; (e) there are no governmental or other third party consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Agreement, other than those which have been obtained or made; and (f) the Liens under the Security Documents are valid and subsisting and secure the Borrower’s obligations under the Credit Documents.

Section 6. Conditions to Effectiveness.  This Agreement shall become effective on the Effective Date and enforceable against the parties hereto upon the occurrence of the following conditions precedent:

(a) Documentation.  The Administrative Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent:

(i.) this Agreement;

(ii.) a supplement and amendment to the Security Agreement executed by the Parent pledging 100% of its Equity Interest in the Borrower, together with appropriate UCC-1 financing statements, if any, necessary or desirable for filing with the appropriate authorities;

(iii.) certificates evidencing the Equity Interests, if any, required in connection with the pledge by the Parent of its Equity Interest in the Borrower and powers executed in blank for each such certificate;

(iv.) the Parent Guaranty executed by the Parent;

(v.) a secretary’s certificate for the Parent certifying the Parent’s (A) officers’ incumbency, (B) authorizing resolutions, (C) organization documents, including all amendments thereto in connection with the Parent’s name change, and (D) governmental approvals, if any, required to be obtained by the Parent with respect to the Credit Documents to which the Parent is a party;

(vi.) certificates of good standing for the Parent in each state in which the Parent is organized or qualified to do business, which certificate shall be (A) dated a date not earlier than 30 days prior to the Effective Date or (B) otherwise effective on the Effective Date;

(vii.) appropriate UCC-3 financing statement amendments necessary or desirable for filing with the appropriate authorities in connection with the Borrower’s name change;

(viii.) copies, certified by a Responsible Officer of the Borrower, of the Exchange Agreement, and all exhibits and schedules thereto, together with all amendments, modifications or waivers thereto in effect as of the Effective Date;

(ix.) a certificate from an authorized officer of the Borrower dated as of the Effective Date certifying all amendments to the Borrower’s organization documents in connection with the Borrower’s name change;

(x.) all conditions to the consummation and effectiveness of the Share Exchange shall have been satisfied or waived;  and

(xi.) such other documents, governmental certificates, agreements, and lien searches as the Administrative Agent or any Lender may reasonably request.

(b) Payment of Fees.  The Borrower shall have paid the fees and expenses required to be paid as of or on the Effective Date by Section 9.1 of the Credit Agreement or any other provision of a Credit Document.

(c) No Default.  After giving effect to this Agreement, no Default shall have occurred and be continuing.

Section 7. Acknowledgments and Agreements.

(a) The Borrower acknowledges that on the date hereof all outstanding Obligations are payable in accordance with their terms and the Borrower waives any defense, offset, counterclaim or recoupment, in each case existing on the date hereof, with respect to such Obligations.  The Borrower, Administrative Agent, Issuing Lender and each other party hereto does hereby adopt, ratify, and confirm the Credit Agreement, as amended hereby, and acknowledges and agrees that the Credit Agreement, as amended hereby, is and remains in full force and effect, and the Borrower acknowledges and agrees that its respective liabilities and obligations under the Credit Agreement, as amended hereby, are not impaired in any respect by this Agreement.

(b) The Administrative Agent and the Lenders hereby expressly reserve all of their rights, remedies, and claims under the Credit Documents.  Except as expressly provided in Section 4 hereof, nothing in this Agreement shall constitute a waiver or relinquishment of (i) any Default or Event of Default under any of the Credit Documents, (ii) any of the agreements, terms or conditions contained in any of the Credit Documents, (iii) any rights or remedies of the Administrative Agent or any Lender with respect to the Credit Documents, or (iv) the rights of the Administrative Agent or any Lender to collect the full amounts owing to them under the Credit Documents.

(c) From and after the Effective Date, all references to the Credit Agreement and the Credit Documents shall mean the Credit Agreement and such Credit Documents as amended by this Agreement.  This Agreement is a Credit Document for the purposes of the provisions of the other Credit Documents.  Without limiting the foregoing, any breach of representations, warranties, and covenants under this Agreement shall be a Default or Event of Default, as applicable, under the Credit Agreement.

Section 8. Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original and all of which, taken together, constitute a single instrument.  This Agreement may be executed by facsimile signature and all such signatures shall be effective as originals.

Section 9. Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement.

Section 10. Invalidity.  In the event that any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

Section 11. Governing Law.  This Agreement shall be deemed to be a contract made under and shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

Section 12. Entire Agreement. THIS AGREEMENT, THE CREDIT AGREEMENT AS AMENDED BY THIS AGREEMENT, THE NOTES, AND THE OTHER CREDIT DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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EXECUTED to be effective as of the date first above written.

BORROWER: ALY OPERATING, INC.

By:	/s/ MUNAWAR H. HIDAYATALLAH
Munawar H. Hidayatallah
Chairman of the Board, Chief Executive Officer and Chief Financial Officer

ADMINISTRATIVE AGENT/LENDERS: WELLS FARGO BANK, NATIONAL ASSOCIATION as Administrative Agent, Issuing Lender, a Revolving Lender, Swing Line Lender, a CapEx Lender and a Term Lender

By:	/s/ DONALD W. HERRICK
Name: Donald W. Herrick
Title: Director